Exhibit 10.1

MICREL, INC.
2180 Fortune Drive	TEL (408) 944-0800
San Jose, CA 95131 USA	FAX (408) 955-1672

September 20, 2013

Robert DeBarr
12445 Lolly Court
Saratoga, CA 95070

Dear Robert,

We believe that Micrel Semiconductor is a special place to work. We strive to recruit only the highest quality people. It is in this context that we are pleased to invite you to become a member of the Micrel team. I am pleased to confirm my offer to you for the position of Chief Financial Officer/Vice President of Finance & Human Resources, reporting to me. This offer is contingent upon Compensation Committee approval. Your regular bi-weekly pay will be $10,384.62, which is approximately $270,000.00 per year. You will also be eligible to participate in the annual discretionary Executive Bonus Plan with an individual target payout of $100,000.00. The actual payment will be based on company profitability, job performance, and achieving specific department goals.

Also, we are pleased to offer you an option to purchase 100,000 shares of Micrel Common Stock in accordance with the Company’s Stock Option Plan, pending approval by the Board of Directors. The option grant date and the vesting commencement date will be your first day of employment and the stock options will vest 20% per year beginning on the first anniversary of the grant date. The exercise price for the stock option grant will be the closing price of Micrel’s Common Stock (MCRL) on your first day of employment.

In addition to the Company’s stock option program, you will be granted 50,000 RSU (restricted stock units) which will be vested annually over 4 years.

As a regular full-time employee, you are eligible for the standard benefits package at a nominal monthly cost. This coverage includes major medical, dental, vision, life insurance, and long term disability and will become effective on the first of the month following your hire date. Dependent coverage may also be elected for an additional monthly fee. You will also be eligible for our 401(k) Plan and Employee Stock Purchase Plan (ESPP) in accordance with the terms and conditions of these programs. Also, if you elect to join us, you will begin to accrue vacation on your date of hire at the rate specified in the Employee’s Handbook. Vacation may be used in accordance with the policies set forth in Micrel’s Employee handbook. The complete benefit package will be explained in further detail at your orientation. You will also be entitled to take three weeks of paid vacation per year.

Micrel employs its employees on an at-will basis. You may resign at any time with or without advance notice and with or without cause. Likewise, the Company may discharge an employee at any time with or without advance notice and with or without cause. Except for the President of Micrel, no manager, supervisor, or other representative of the Company has authority to agree on behalf of Micrel to employ any employee for any specific period of time or to employ any employee on other than an at-will basis.

Robert DeBarr	Page Two	September 20, 2013

Our progress and growth are the result of each employee's contribution. As responsibility increases, typically so do the rewards. Formal performance reviews are generally conducted annually. Salary increases will be considered based upon merit and performance, as well as market conditions and the financial performance of the Company. The first three (3) calendar months of employment is considered an introductory period.  An informal evaluation may be conducted for a new employee after this introductory period.

As a condition of employment, you will be expected to sign and abide by the terms and conditions of a Confidential Information and Invention Assignment Agreement. You will also be required by law, upon your first day of employment to provide proof of your eligibility to work legally in the United States and to sign such other documents as are customarily executed at the time of starting employment with Micrel.

Micrel is committed to providing a safe, healthy, and productive working environment. Therefore, this offer is contingent upon the completion of a background screen, which includes prior employment, educational and criminal history; and passing a drug test to be taken after Micrel’s receipt of a written offer acceptance. To take the drug test, bring the attached form to Alliance Occupational Medicine. You must have your drug test completed, and test results received by Micrel, before your start date. Moreover, in order to address rising health care costs, and out of concern for Micrel’s current employees, this offer is contingent also on your voluntarily discontinuing the use of tobacco products, i.e. smoking, if you use such products. You will be provided assistance to identify and participate in a smoking cessation program, if necessary. If you have any questions, contact Irma Luna, Human Resources Representative, at (408) 474-1067.

Robert, we realize that this is an important decision for you. We sincerely believe that this offer provides you with an excellent opportunity. We are confident that Micrel will provide the challenge and growth potential you seek.

This offer of employment will be open until the close of business on Tuesday, September 24, 2013. We are looking forward to an affirmative response. To accept this offer, please sign and date a copy of this letter and return it to me. A second copy of this offer is enclosed for your personal records.

For all new employees, New Hire Orientation will be on Monday beginning at 8:15 a.m. to 12:00 p.m. at 2180 Fortune Drive, San Jose, CA.

If you have any questions or need additional information, please do not hesitate to call me at (408) 435-3401. We are excited at the prospect of having you join us at Micrel, and we look forward to working with you.

Sincerely,

/s/ Ray Zinn
Ray Zinn
President/CEO, Chairman of the Board

Acceptance

I am pleased to accept this offer. I will report to work on Wednesday, October 2, 2013.

Signature:___/s/ Robert DeBarr_________________________Date:__September 23, 2013__
Robert DeBarr